Exhibit 99.1

CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com

Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES FIRST QUARTER RESULTS

NEW YORK (April 25, 2013) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2013:

•	Operating income for the quarter was $59 million, resulting in a 4.5% operating margin, compared to operating income of $89 million and a 7.4% operating margin in the first quarter of 2012.

•	Pre-tax income of $23 million in the first quarter. This compares to pre-tax income of $49 million in the first quarter of 2012.

•	Net income for the first quarter was $14 million, or $0.05 per diluted share. This compares to JetBlue’s first quarter 2012 net income of $30 million, or $0.09 per diluted share.

“Thanks to the hard work of our dedicated crewmembers, we reported our twelfth consecutive quarter of profitability,” said Dave Barger, JetBlue's President and Chief Executive Officer. “First quarter results were solid but below those of a year ago, primarily due to Hurricane Sandy-related demand weakness in the Northeast during the peak Presidents’ Day travel period and higher than expected maintenance costs during the quarter. While the first quarter was challenging, we remain focused on achieving sustainable, profitable growth and are optimistic about the rest of the year.”

Operational Performance

JetBlue reported record first quarter operating revenues of $1.3 billion despite the lingering impact of Hurricane Sandy, which reduced revenue during the Presidents’ Day travel period by an estimated $25 million. Revenue passenger miles for the first quarter increased 7.6% to 8.51 billion on a capacity increase of 6.3%, resulting in a first quarter load factor of 83.9%, an increase of 1.0 point year over year.

Yield per passenger mile in the first quarter was 13.95 cents, up 0.7% compared to the first quarter of 2012. Passenger revenue per available seat mile (PRASM) for the first quarter 2013 increased 1.8% year over year to 11.70 cents and operating revenue per available seat mile (RASM) increased 1.5% year over year to 12.81 cents.

“Successful execution of our network plan, particularly in Boston, and our continued focus on high-margin products and services contributed to the solid revenue results we announced today,” said Robin Hayes, JetBlue’s Chief Commercial Officer.

Operating expenses for the quarter increased 11.3%, or $126 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the first quarter increased 4.6% year over year to 12.23 cents. Excluding fuel and profit sharing, CASM increased 6.6% to 7.62 cents, driven in part by approximately $20 million of higher than expected maintenance expense related to JetBlue’s EMBRAER 190 aircraft.

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. During the first quarter JetBlue hedged approximately 8% of its fuel consumption and managed approximately 10% of its fuel consumption using fixed forward price agreements (FFPs), resulting in a realized fuel price of $3.29 per gallon, a 1.3% increase over first quarter 2012 realized fuel price of $3.25.

JetBlue has managed approximately 37% of its second quarter projected fuel requirements using a combination of FFPs, collars, swaps and call options. Based on the fuel curve as of April 19th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.03 in the second quarter.

Balance Sheet Update
JetBlue ended the first quarter with approximately $849 million in unrestricted cash and short term investments. In addition, JetBlue maintains a $200 million line of credit with Morgan Stanley.
JetBlue announced today that it has obtained a new revolving credit facility for up to $350 million. “We continue to enhance and optimize our liquidity position through our growing unencumbered asset base and credit facilities, which we believe will be accretive to return on invested capital,” said Mark Powers, JetBlue’s Chief Financial Officer.

Second Quarter and Full Year Outlook
For the second quarter of 2013, CASM is expected to be between negative 1.5% and positive 0.5% compared to the year-ago period. Excluding fuel and profit sharing, CASM in the second quarter is expected to increase between 3.0% and 5.0% year over year. JetBlue expects nearly three quarters of this year over year increase to be driven by maintenance expense.

CASM for the full year is expected to increase between 1.5% and 3.5% over full year 2012. Excluding fuel and profit sharing, CASM in 2013 is expected to increase between 2.0% and 4.0% year over year.

Capacity is expected to increase between 6.5% and 8.5% in the second quarter and to increase between 6.0% and 8.0% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 25, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline™ with other focus cities in Boston, Fort Lauderdale, Los Angeles (Long Beach), San Juan and Orlando. Known for its award-winning service and free inflight entertainment as much as its low fares JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 77 cities with 800 daily flights and plans to launch service to Philadelphia, Pennsylvania and Worcester, Massachusetts in 2013, as well as Medellín, Colombia. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information call 1-800-538-2583 (TTY/TDD 1-800-336-5530), or visit www.jetblue.com.
Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
Regulation G Reconciliations
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use as a measure of our performance.
 CASM is a common metric used in the airline industry.  We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings.  We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.  We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.
We believe this non-GAAP measure provides a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,		Percent Change
	2013	2012
OPERATING REVENUES
Passenger	$1,186	$1,096	8.3
Other	113	107	5.0
Total operating revenues	1,299	1,203	8.0
OPERATING EXPENSES
Aircraft fuel and related taxes	467	433	8.0
Salaries, wages and benefits	280	255	9.5
Landing fees and other rents	70	66	5.9
Depreciation and amortization	68	61	11.9
Aircraft rent	32	33	(2.3)
Sales and marketing	50	47	6.0
Maintenance materials and repairs	114	88	29.8
Other operating expenses	159	131	20.7
Total operating expenses	1,240	1,114	11.3
OPERATING INCOME	59	89	(33.4)
Operating margin	4.5%	7.4%	(2.9)	pts.
OTHER INCOME (EXPENSE)
Interest expense	(41)	(45)	(9.0)
Capitalized interest	3	2	78.0
Interest income and other	2	3	(50.2)
Total other income (expense)	(36)	(40)	(9.9)
INCOME BEFORE INCOME TAXES	23	49
Pre-tax margin	1.8%	4.0%	(2.2)	pts.
Income tax expense	9	19
NET INCOME	$14	$30
EARNINGS PER COMMON SHARE:
Basic	$0.05	$0.11
Diluted	$0.05	$0.09
Weighted average shares outstanding (thousands):
Basic	279,768	281,206
Diluted	308,858	342,825

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended March 31,		Percent Change
	2013	2012
Revenue passengers (thousands)	7,300	6,853	6.5
Revenue passenger miles (millions)	8,506	7,908	7.6
Available seat miles (ASMs) (millions)	10,140	9,536	6.3
Load factor	83.9%	82.9%	1.0	pts.
Aircraft utilization (hours per day)	11.9	11.6	1.9

Average fare	$162.53	$159.93	1.6
Yield per passenger mile (cents)	13.95	13.86	0.7
Passenger revenue per ASM (cents)	11.70	11.49	1.8
Operating revenue per ASM (cents)	12.81	12.62	1.5
Operating expense per ASM (cents)	12.23	11.69	4.6
Operating expense per ASM, excluding fuel (cents)	7.62	7.15	6.6
Operating expense per ASM, excluding fuel and profit sharing (cents) (b)	7.62	7.15	6.6
Airline operating expense per ASM (cents) (a)	12.06	11.59	4.1

Departures	66,773	63,546	5.1
Average stage length (miles)	1,092	1,077	1.4
Average number of operating aircraft during period	180.3	170.3	5.8
Average fuel cost per gallon	$3.29	$3.25	1.3
Fuel gallons consumed (millions)	142	133	6.6
Full-time equivalent employees at period end (a)	12,385	11,965	3.5

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
(b) Refer to our “Regulation G Reconciliations” note at the end of our Earnings Release for more information on this non-GAAP measure.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,
	2013	2012
	(unaudited)
Cash and cash equivalents	$346	$182
Total investment securities	601	685
Total assets	7,234	7,070
Total debt	2,826	2,851
Stockholders' equity	1,897	1,888

SOURCE: JetBlue Airways Corporation

NON-GAAP FINANCIAL MEASURES (b)
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING
(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended March 31,
	2013		2012
	$	per ASM	$	per ASM
Total operating expenses	$1,240	12.23	$1,114	11.69
Less: Aircraft fuel and related taxes	467	4.61	433	4.54
Operating expenses, excluding fuel	773	7.62	681	7.15
Less: Profit sharing	—	—	—	—
Operating expense, excluding fuel & profit sharing	$773	7.62	$681	7.15
(b) Refer to our “Regulation G Reconciliations” note at the end of our Earnings Release for more information on this non-GAAP measures.